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                                   EXHIBIT 5.1

                                 April 11, 1997

All American Food Group, Inc.
9 Law Drive
Fairfield, NJ 07006

Gentlemen:

     We are members of the bar of the State of New Jersey. For that reason, you have requested our opinion for the use of All American Food Group, Inc., a New Jersey corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, of 600,000 shares of common stock issuable under the All American Food Group Amended and Restated Omnibus Stock Plan and 1997 Consultant Stock Plan.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 14, 1997 (the "Registration Statement"). We further have examined such corporate records of the Company as we deemed relevant to the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, under New Jersey law, upon issuance and sale in the manner described in the Registrant Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       VERY TRULY YOURS,

                                       JOHN L. MILLING